Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

THIS SEPARATION AND TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of November 14, 2021 by and between Granite Construction Incorporated (the “Company”) and Jigisha Desai (“Executive”).

WHEREAS, Executive has served as Executive Vice President and Chief Strategy Officer of the Company;

WHEREAS, the Executive and the Company have mutually agreed that Executive will resign from such positions, effective as of December 6, 2021 (the “Separation Date”), at which time Executive’s employment with the Company will terminate (the “Separation”); and

WHEREAS, the Company and Executive wish to resolve all matters related to her employment with the Company and desire to enter into this Agreement in order to set forth the respective rights and obligations of the parties.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.    Transition; Transition Period Compensation; Last Day of Employment.

(a)    During the period commencing as of the date hereof and continuing until the Separation Date (the “Transition Period”), Executive will remain a full-time employee of the Company and will continue to serve as Executive Vice President and Chief Strategy Officer. During the Transition Period, Executive will assist the Company with the transition of her duties and responsibilities to the persons designated by the Chief Executive Officer of the Company and will perform such other duties as may reasonably be requested by the Chief Executive Officer of the Company from time to time. During the Transition Period, Executive will be subject to the Company’s policies as may be in effect from time to time.

(b)    During the Transition Period, the Company shall pay to Executive an annual base salary at the rate in effect immediately prior to the date hereof in accordance with the Company’s normal payroll schedule. In addition, Executive will remain eligible for employee benefits made generally available to executives of the Company.

(c)    Effective as of the Separation Date, Executive’s employment with the Company will automatically terminate, and the Executive will resign from all officer positions held by the Executive with the Company or any subsidiary or affiliate thereof (each, a “Company Group Member” and collectively, the “Company Group”), including, but not limited to, as a fiduciary of any of the Company Group’s employee benefit plans, and the Executive’s active coverage under and participation in all benefit plans and programs sponsored by any Company Group Member shall terminate, except as otherwise required by law or this Agreement.

2.    Accrued Obligations. On the next regularly occurring payroll date following the Separation Date, the Company shall (a) pay by wire transfer to Executive any accrued but unpaid salary or wages for services rendered through the Separation Date (including payment for any accrued but unused vacation as of the Separation Date); and (b) provide reimbursement by wire transfer to Executive for any business expenses that she submits to the Company in accordance with its expense reimbursement policy. In addition, Executive shall be entitled to vested benefits under the applicable employee benefit plans maintained by the Company in accordance with the terms and conditions of such plans, including with respect to the Executive’s participation in the Company’s Key Management Deferred Compensation Plan, Key Management Deferred Incentive Compensation Plan and Key Management Deferred Compensation Plan II.

3.    Separation Benefits; Cancellation of LTIP Awards. In connection with Executive’s Separation from the Company, subject to and conditioned on Executive’s compliance with the terms and conditions set forth in this Agreement, including, without limitation, Executive’s execution and non-revocation of this Agreement and the general release of claims set forth in Section 4 hereof (the “General Release”) and the Separation Certificate and the supplemental release of claims set forth therein (the “Supplemental Release”) attached hereto as Exhibit A, Executive will be entitled to the following “Separation Benefits,” less applicable taxes and withholdings:

(a)    Separation Payments.

(i)    Severance Payment. The Company shall make a single, lump-sum payment to Executive by wire transfer equal to $729,600 less applicable tax withholdings, payable no later than December 31, 2021;

(ii)   Annual Bonus. Executive shall remain eligible to receive an annual bonus for the entire year’s service with respect to fiscal year 2021 in accordance with the Company’s Annual Incentive Plan and 2021 Participation Agreement previously executed by the Company and Executive. The actual amount, if any, of such annual bonus will be based on previously agreed upon targets for 2021, and will be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based on actual results for 2021 and in a manner no less favorable than the determination of bonuses made by the Compensation Committee for 2021 for other executives of the Company. The Company shall provide the calculation for determining the bonus amount to Executive after the Compensation Committee has approved the 2021 annual bonus payouts. For the avoidance of doubt and, notwithstanding anything in the Annual Incentive Plan or 2021 Participation Agreement to the contrary, Executive shall not be eligible to receive an annual bonus for any performance period following December 31, 2021 and shall only be required to be employed through the Separation Date (rather than the Payment Date, as defined in the Annual Incentive Plan) in order to receive the 2021 annual bonus; and

(iii)  Equity Awards. Executive’s Separation will be treated as a separation from service other than for disability, death or retirement for purposes of outstanding awards issued pursuant to the Company’s Equity Incentive Plan, as amended and Long Term Incentive Plan, as amended. Accordingly, all time-based restricted stock units (“RSUs”) and Long Term Incentive Plan awards (“LTIP Awards”) held by Executive will be forfeited and canceled in accordance with their terms and any communications relating to RSU vesting hereafter and the 2019 to 2021 performance period and beyond for the LTIP Awards shall be null and void. Instead of receiving payouts in restricted stock units as set forth in the LTIP Award participation agreements, Executive will receive cash payments according to the schedule set forth on Exhibit B for her LTIP Awards that were outstanding immediately prior to the Separation Date.

(b)    Other Benefits.

(i)    The Company shall make a single lump-sum payment to Executive by wire transfer equal to the cost of 18 months of COBRA premiums for Executive and her eligible dependents less applicable tax withholdings, payable no later than December 31, 2021; and

(ii)    To the extent Executive elects to utilize the Company’s customary outplacement transition services benefit in the 12-month period following the Separation Date, the Company shall pay for up to 90 days of such benefit.

4.    Release of Claims.

(a)    In exchange for the Separation Benefits, and in consideration of the further agreements and promises set forth herein, Executive agrees unconditionally and forever to release and discharge the Company, including, without limitation, the Company’s current and former officers, directors, members, managers, employees, representatives, attorneys and agents, as well as all of their predecessors, parents, subsidiaries, affiliates, successors in interest and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Executive may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive’s employment with, or termination from employment with the Company on or before the date Executive signs this Agreement.

(b)    This release specifically includes any and all claims relating to or arising from Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment relationship, without limitation: any and all claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; wrongful termination; retaliation; wrongful demotion; discrimination or harassment on any basis protected by federal, state or local law including, but not limited to race, color, sex, gender identity, national origin, ancestry, religion, disability, handicap, medical condition, marital status, and sexual orientation; any claim under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1870 and 1991, the Family and Medical Leave Act, the Age Discrimination in Employment (“ADEA”), the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, Section 1981 of Title 42 of the United States Code, the Rehabilitation Act of 1973, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the California Government Code, the California Labor Code, the California Business and Professions Code, the California Military and Veterans Code, the California Family Rights Act, the Unruh Civil Rights Act, the California Victims of Domestic Violence Employment Leave Act, the California Minimum Wage Orders, the California Equal Pay Act, the California Worker Adjustment and Retraining Notification Act, the California Constitution; and all other federal, state, or local statutes, ordinances and laws; violation of any safety and health laws, statutes or regulations; or any other wrongful conduct, based upon events occurring prior to the date of execution of this release (“Released Claims”). The Released Claims, however, shall not include any claims for vested benefits under the applicable employee benefit plans maintained by the Company in accordance with the terms and conditions of such plans, or any claims for indemnification (including advancement of expenses) arising under any written indemnification agreement between the Company and Executive (including, but not limited to, that certain Undertaking, dated as of March 11, 2020, between the Company and Executive (the “Undertaking”) and the WilmerHale engagement letter, dated March 3, 2020 (the “Third Party Pay Agreement”)) or pursuant to the Company’s bylaws or pursuant to applicable law.

(c)     Executive further understands, acknowledges, and agrees to waive Executive’s rights under any other statute or regulation, state or federal, that provides that a general release does not extend to claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing this Agreement and General Release, which if known to Executive must have materially affected Executive’s settlement with the Company. Without limiting the foregoing, Executive further acknowledges that Executive is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of this section, Executive hereby expressly waives and relinquishes, with respect to all of the Released Claims, all rights and benefits Executive may have under this statute as well as any under other statutes or common law principles of similar effect.

(d)     The parties intend this release by Executive to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law except as otherwise expressly provided herein. Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released or which involve vested benefits. This Agreement is not intended to and does not affect any rights or claims Executive may have arising after the date this Agreement is executed by Executive. Further, this Agreement shall not limit or prohibit either party’s ability to bring a claim to enforce this Agreement nor shall it waive or limit Executive’s right to indemnification (including with respect to any right to receive advancement of expenses and to be held harmless) pursuant to any applicable directors and officers liability insurance coverage, any written indemnification agreement between the Company and Executive (including, but not limited to, the Undertaking and the Third Party Pay Agreement) or pursuant to the Company’s bylaws or pursuant to applicable law.

5.    Additional Representations and Warranties.

(a)    Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement. Executive further represents that Executive will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. This prohibition applies only in situations where Executive may legally waive the ability to bring or participate in a legal action against her former employer as a matter of law. Nothing in this Agreement shall be construed as prohibiting Executive from making a future claim with the Equal Employment Opportunity Commission or any similar state agency; provided, however, that should Executive pursue such an administrative action against the Releasees, or any of them, to the maximum extent allowed by law, Executive agrees and acknowledges that Executive will not seek, nor shall Executive be entitled to recover, any monetary damages from any such proceeding.

(b)    The Company represents that neither the Company nor any of its parent, subsidiary or affiliated companies has any pending complaints or charges filed by any of them against Executive with any state or federal court, or any local, state or federal agency, division, or department based on any act, omission or event(s) occurring prior to the date the Company signs this Agreement.

6.    No Admission of Liability. By entering into this Agreement, neither the Company nor Executive suggests or admits to any liability to one another or that they violated any law or any duty or obligation to one another, or that they committed any wrongdoing whatsoever.

7.    Review and Revocation Periods. Executive has twenty-one (21) calendar days to review and sign this Agreement and is advised to consult with an attorney of her choice before signing this Agreement, which includes a release of claims under the ADEA. Executive understands that she may use as much of this 21-day period as she wishes prior to signing. Executive may expressly and voluntarily waive any part or all of the 21-day review period by signing and returning this Agreement prior to the expiration of the review period. Executive may revoke her acceptance of this release for seven (7) calendar days after signing this Agreement (the “Revocation Period”). The revocation must be in writing and delivered to the Company in care of its signatory to this Agreement. If Executive does not revoke this Agreement within the Revocation Period by notice to such person, it shall be fully enforceable without any further action by either party. This Agreement does not become effective until the day after the Revocation Period has expired. In addition, Executive shall execute the Separation Certificate attached hereto as Exhibit A no earlier than one day after the Separation Date and no later than December 13, 2021. Executive hereby acknowledges and agrees that the 21-day review period for the Separation Certificate commences on November 22, 2021. The Company agrees to send to the Executive’s personal email address the Separation Certificate for Executive to execute via DocuSign on the day after the Separation Date.

8.    Blue Penciling. If, at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that if the General Release contained in this Agreement is deemed void or unenforceable, Executive agrees to promptly execute a valid general release and waiver in favor of the Releasees.

9.    Sole and Exclusive Benefits. This Agreement provides for the sole and exclusive benefits for which Executive is eligible as a result of her separation of service with the Company, except as otherwise required by law or are already vested, and Executive shall not be eligible for any contractual benefits under any other agreement or arrangement providing for benefits upon a separation from service, including, but not limited to, any payments under any severance plan, policy or program of the Company.

10.   Other Executive Representations and Covenants. Executive and the Company agree to and make the following representations and covenants, as applicable:

(a)    On or prior to the Separation Date, unless otherwise agreed upon with the Company, Executive shall promptly return to the Company any property of the Company in her possession, custody or control, including, but not limited to, files, identification card, data storage devices, office keys, documents (hard copy or electronic files) and any sources of confidential information, unless otherwise agreed by the Executive and the Company.

(b)    Executive agrees that she will not defame, disparage, criticize or otherwise speak of the Company, its affiliates, and any of their directors, officers, agents, employees and representatives and/or the Company’s products or services in a negative, derogatory or unflattering manner. The Company agrees to direct its officers and its directors to not defame, disparage, criticize or otherwise speak of Executive or her performance as an officer, director or employee of the Company in a negative, derogatory or unflattering manner. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive or the Company’s officers or directors from truthfully testifying in any legal proceeding or providing truthful information to any governmental, regulatory or administrative agency or in connection with any action to enforce the rights of this Agreement.

(c)    Executive shall cooperate with the Company or any of its affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company and at reasonable, mutually convenient times (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent non-privileged information and turning over to the Company all non-privileged relevant documents which are or may come into Executive’s possession). In the event the Company requires Executive’s cooperation after the Separation Date, the Company shall request Executive’s services in writing and reimburse Executive for reasonable travel expenses (including lodging and meals) upon submission of receipts and pay Executive a consulting fee of $450 per hour for all hours spent providing cooperation services contemplated by this Section 10(c), payable within 15 days of receipt of an invoice from Executive for such cooperation services; provided, however, that Executive shall not be entitled to a consulting fee for any time actually spent testifying in any legal proceeding.

(d)    The Company shall maintain a directors and officers liability insurance policy that covers Executive to the same extent that it covers its directors and officers for a period of six years following the Separation Date with respect to any acts, omissions or events that occurred during Executive’s employment with the Company. The Company shall also continue to provide Executive with indemnification (including advancement of fees and expenses) in accordance with the terms and conditions of the Undertaking and the Third Party Pay Agreement.

(e)    Any inquiries from third parties, including prospective employers, concerning the Executive’s employment or separation from employment may be referred to the Company’s Senior Vice President, Human Resources (or such successor position) who shall respond by providing position and dates of employment and state that this is pursuant to Company policy.

11.    Voluntary Agreement. Executive represents that Executive has carefully read this Agreement and fully understands it and that in signing this document, Executive understands that Executive is releasing the Company from the Released Claims that Executive has or may have against the Company as of the date Executive signs this Agreement. Executive has been advised of Executive’s right to consult with an attorney of Executive’s choice, and Executive freely and voluntarily agrees to the terms set forth in this Agreement, and knowingly and willingly intends to be legally bound by them.

12.    This Agreement Governs. Executive acknowledges and agrees that the Company has made no promises, commitments or representations to Executive other than those contained in this Agreement and that Executive has not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement or otherwise.

13.    Binding Agreement. This Agreement shall bind Executive, Executive’s heirs, beneficiaries, trustees, administrators, executors, and legal representatives, and shall inure to the benefit of the Releasees, and their respective beneficiaries, trustees, administrators, executors, assigns and legal representatives. Executive may not assign any of Executive’s rights or obligations under this Agreement. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement relates.

14.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that the Undertaking, the Third Party Pay Agreement, and any existing post-employment obligations Executive has with respect to confidentiality under any agreement entered into between Executive and the Company, or common law, shall remain in full force and effect. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.

15.          Code Section 409A.

(a)    Exemption or Compliance. The Agreement and Separation Benefits paid under it are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Any Separation Benefits that fail to qualify for the exemptions under Code Section 409A shall be paid or provided in accordance with the requirements of Code Section 409A. Notwithstanding the foregoing, Company cannot guarantee that the Separation Benefits provided under the Agreement will satisfy all applicable provisions of Code Section 409A and the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)    Payments and Reimbursements. Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(c)    Specified Employees. Notwithstanding anything in the Agreement to the contrary, to the extent the Executive is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s separation from service (as defined in Section 409A) that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six-month anniversary of the Executive’s separation from service or the Executive’s death and will be accumulated and paid on the first day of the seventh month following the separation from service.

(d)    Amendment. The Company may amend the Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

16.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of law.

17.    Successors and Assigns. This Agreement shall be binding on the Company and Executive and upon their respective heirs, representatives, successors and assigns.

18.    Interpretation. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing the Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the undersigned have executed this Separation and Transition Agreement as of the date first above written.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ Kyle T. Larkin
Name:	Kyle T. Larkin
Title:	Chief Executive Officer and President

EXECUTIVE

By:	/s/ Jigisha Desai
Name:	Jigisha Desai

EXHIBIT A

SEPARATION CERTIFICATE

Granite Construction Incorporated (the “Company”) and Jigisha Desai (“Executive”) entered into a Separation and Transition Agreement, dated as of November 14, 2021 (the “Agreement”). A blank copy of this Separation Certificate (the “Certificate”) was attached to the Agreement when it was provided to Executive for review. Any capitalized terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Agreement.

1.     Executive acknowledges and agrees that she has had more time to consider signing this Certificate than the ample time she was given to consider signing the Agreement. In addition, Executive acknowledges and agrees that she was advised to discuss the Agreement, including this Certificate, with an attorney of her choosing, before executing either document.

2.     The Separation Benefits under the Agreement will not be provided to Executive unless she signs this Certificate.

3.     Executive’s employment with the Company has ended as of the Separation Date.

4.     In exchange for the Separation Benefits, Executive hereby agrees that this Certificate will be part of the Agreement, including the Supplemental Release set forth at Section 5 of this Certificate.

5.     Supplemental Release of Claims.

(a)    In exchange for the Separation Benefits, and in consideration of the further agreements and promises set forth in the Agreement, Executive agrees unconditionally and forever to release and discharge the Company, including, without limitation, the Company’s current and former officers, directors, members, managers, employees, representatives, attorneys and agents, as well as all of their predecessors, parents, subsidiaries, affiliates, successors in interest and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Executive may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive’s employment with, or termination from employment with the Company on or before the date Executive signs this Certificate.

(b)    This release specifically includes any and all claims relating to or arising from Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment relationship, without limitation: any and all claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; wrongful termination; retaliation; wrongful demotion; discrimination or harassment on any basis protected by federal, state or local law including, but not limited to race, color, sex, gender identity, national origin, ancestry, religion, disability, handicap, medical condition, marital status, and sexual orientation; any claim under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1870 and 1991, the Family and Medical Leave Act, the Age Discrimination in Employment (“ADEA”), the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, Section 1981 of Title 42 of the United States Code, the Rehabilitation Act of 1973, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the California Government Code, the California Labor Code, the California Business and Professions Code, the California Military and Veterans Code, the California Family Rights Act, the Unruh Civil Rights Act, the California Victims of Domestic Violence Employment Leave Act, the California Minimum Wage Orders, the California Equal Pay Act, the California Worker Adjustment and Retraining Notification Act, the California Constitution; and all other federal, state, or local statutes, ordinances and laws; violation of any safety and health laws, statutes or regulations; or any other wrongful conduct, based upon events occurring prior to the date of execution of this release (“Released Claims”). The Released Claims, however, shall not include any claims for vested benefits under the applicable employee benefit plans maintained by the Company in accordance with the terms and conditions of such plans, or any claims for indemnification (including advancement of expenses) arising under any written indemnification agreement between the Company and Executive (including, but not limited to, that certain Undertaking, dated as of March 11, 2020, between the Company and Executive (the “Undertaking”) and the WilmerHale engagement letter, dated March 3, 2020 (the “Third Party Pay Agreement”)) or pursuant to the Company’s bylaws or pursuant to applicable law.

(c)   Executive further understands, acknowledges, and agrees to waive Executive’s rights under any other statute or regulation, state or federal, that provides that a general release does not extend to claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing this Certificate and Supplemental Release, which if known to Executive must have materially affected Executive’s settlement with the Company. Without limiting the foregoing, Executive further acknowledges that Executive is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of this section, Executive hereby expressly waives and relinquishes, with respect to all of the Released Claims, all rights and benefits Executive may have under this statute as well as any under other statutes or common law principles of similar effect.

(d)   The parties intend this release by Executive to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law except as otherwise expressly provided herein. Nothing in this Certificate or the Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released or which involve vested benefits. This Certificate is not intended to and does not affect any rights or claims Executive may have arising after the date this Certificate is executed by Executive. Further, this Certificate shall not limit or prohibit either party’s ability to bring a claim to enforce this Certificate or the Agreement nor shall it waive or limit Executive’s right to indemnification (including with respect to any right to receive advancement of expenses and to be held harmless) pursuant to any applicable directors and officers liability insurance coverage, any written indemnification agreement between the Company and Executive (including, but not limited to, the Undertaking and the Third Party Pay Agreement) or pursuant to the Company’s bylaws or pursuant to applicable law.

6.    Additional Representations and Warranties. Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Certificate. Executive further represents that Executive will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Certificate. This prohibition applies only in situations where Executive may legally waive the ability to bring or participate in a legal action against her former employer as a matter of law. Nothing in this Certificate shall be construed as prohibiting Executive from making a future claim with the Equal Employment Opportunity Commission or any similar state agency; provided, however, that should Executive pursue such an administrative action against the Releasees, or any of them, to the maximum extent allowed by law, Executive agrees and acknowledges that Executive will not seek, nor shall Executive be entitled to recover, any monetary damages from any such proceeding.

7.    No Admission of Liability. By signing this Certificate, Executive does not suggest or admit to any liability to the Company or that she violated any law or any duty or obligation to the Company, or that she committed any wrongdoing whatsoever.

8.    Review and Revocation Periods. Executive has twenty-one (21) calendar days to review and sign this Certificate and is advised to consult with an attorney of her choice before signing this Certificate, which includes a release of claims under the ADEA. Executive understands that she may use as much of this 21-day period as she wishes prior to signing. Executive may expressly and voluntarily waive any part or all of the 21-day review period by signing and returning this Certificate prior to the expiration of the review period. Executive may revoke her acceptance of this release for seven (7) calendar days after signing this Certificate (the “Revocation Period”). The revocation must be in writing and delivered to the Company in care of its signatory to this Certificate. If Executive does not revoke this Certificate within the Revocation Period by notice to such person, it shall be fully enforceable without any further action by either party. This Certificate does not become effective until the day after the Revocation Period has expired. Executive hereby acknowledges and agrees that the 21-day review period for this Certificate commenced on November 22, 2021.

9.    This Certificate extends through the Separation Date the representations, acknowledgements, agreements and covenants Executive made in the Agreement.

10.   Executive acknowledges that she has read this Certificate and that she understands and voluntarily agrees to its terms.

Acknowledged and agreed to as of the date set forth below:

Jigisha Desai	Date

EXHIBIT B

PAYMENT SCHEDULE

Cash Payment	Amount	Payment Schedule
Payment 1	An amount based on Executive’s 2019 – 2021 LTIP participation agreement*	At the same time eligible participants’ 2019 – 2021 LTIP Awards are paid in 2022, but in no event later than December 31, 2022
Payment 2	An amount based on Executive’s 2020 – 2022 LTIP participation agreement*	At the same time eligible participants’ 2020 – 2022 LTIP Awards are paid in 2023, but in no event later than December 31, 2023
Payment 3	An amount based on Executive’s 2021 – 2023 LTIP participation agreement*	At the same time eligible participants’ 2021 – 2023 LTIP Awards are paid in 2024, but in no event later than December 31, 2024

* A single, lump sum cash payment based on the value of the number of restricted stock units Executive would have received under the listed award agreement if she had been employed on the date of payment based on actual results through the end of each applicable performance period, prorated on the basis of the ratio of the number of whole months of Executive’s service during the applicable performance period to the total number of months in the applicable performance period. The amount shall be determined in a manner no less favorable than for other eligible participants for such performance period.